Exhibit 99.1

ProShares Launches Managed Futures ETF

New ETF offers the potential to profit from rising or falling markets

BETHESDA, Md. (Feb. 18, 2016) — ProShares, a premier provider of alternative ETFs, today announced the launch of ProShares Managed Futures Strategy ETF (BATS: FUT).

“Managed futures strategies have the potential to deliver positive returns in both rising and falling markets,” said Michael L. Sapir, chairman and CEO of ProShare Advisors LLC. “With their low correlation to both stocks and bonds, managed futures strategies can help diversify a stock and bond portfolio.”

Unlike many managed futures strategies, FUT is registered under the Investment Company Act of 1940. This means streamlined tax reporting for investors, since there’s no K-1 tax form.

Managed futures strategies identify price trends in the futures markets, and take long or short positions across asset classes such as commodities, currencies and fixed income. This flexibility means they can potentially capture value from both upward and downward price movements in these markets. Managed futures portfolios have historically provided risk-adjusted returns comparable to those of stocks with low correlation to the stock and bond markets.1

This fund is not the same as ProShares Managed Futures Strategy (FUTS), which is regulated by the Securities Act of 1933 and generates a K-1 tax form. ProShares plans to close and liquidate FUTS.

After the close of business on March 18, 2016, FUTS will no longer accept creation orders. Trading in the fund will be halted prior to market open on March 21, 2016. Fund holdings will be liquidated by March 21 or shortly thereafter. Beginning on March 21, the fund will not be traded on NYSE Arca and there will be no secondary market for the shares. Once the fund is in the process of liquidating its portfolio, it will not be managed in accordance with its investment objective. Proceeds of the liquidation are scheduled to be distributed to shareholders on or about March 30, 2016.

Any shareholders remaining in the fund on the distribution date will automatically have their shares redeemed for cash at the net asset value as of the liquidation date. The cash distribution will be deposited into the cash portion of shareholders’ brokerage accounts. These cash distributions are taxable events, and shareholders should consult their tax advisors about potential tax consequences.

The liquidation of FUTS means the ETF will no longer participate in the NYSE Arca ETP Incentive Program.

About ProShares

ProShares helps investors to go beyond the limitations of conventional investing and face today’s market challenges. ProShares strives to help investors build better portfolios by providing access to alternative investments delivered with the liquidity, transparency and cost effectiveness of ETFs. Our wide array of alternative ETFs can help you reduce volatility, manage risk and enhance returns.

[1]	According to data sourced from Bloomberg, for the 16-year period ending 12/31/2015, the correlation of stock and bond returns to managed futures returns was -0.08 for stocks and 0.27 for bonds. Risk-adjusted returns as measured by the Sharpe ratio were 0.17 for stocks, 0.96 for bonds and 0.30 for managed futures. Stocks are represented by the S&P 500, bonds by the Barclays U.S. Aggregate Bond Index and managed futures by the Credit Suisse Managed Futures Hedge Fund Index (inception 10/31/1999).

Media Contact:

Tucker Hewes, Hewes Communications Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified and each entails certain risks, including risks associated with the use of derivatives (swap agreements, futures contracts and similar instruments), leverage and market price variance, all of which can increase volatility and decrease performance. There are additional risks related to commodity investments due to large institutional purchases or sales, and natural and technological factors such as severe weather, unusual climate change, and development and depletions of alternative resources. Please see their summary and full prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

FUT is actively managed and there is no guarantee investments selected and strategies employed will achieve the intended results. The ETF is designed to capture potential economic benefits derived from both rising and declining trends in futures prices. The ETF uses the S&P® Strategic Futures Index as a performance benchmark. While the fund generally will seek exposure to the commodity and financial markets included in this benchmark, this is not an index tracking ETF, and it will seek to enhance its performance by actively selecting investments with varying maturities from the underlying components of the benchmark. In order to accomplish this, futures contract positions are rebalanced and repositioned either long or short on a monthly basis, based on price movements over the past seven months. In volatile markets, contracts may frequently be repositioned from long to short, and vice versa. If the price movements that caused a particular contract to be repositioned subsequently reverse themselves, the ETF’s strategy will be negatively impacted. Such activity can cause the ETF to lose possibly significantly more than an investment focused on only long or short positions in the same futures contracts. Short positions lose value as security prices increase, which may potentially expose the ETF to unlimited losses resulting in a total loss of investment. There can be no assurance that the ETF’s performance will exceed the performance of the benchmark at any time. Active management may also increase transaction costs. Investors should actively manage and monitor their investments. This ETF may not be suitable for all investors.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.